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                                                                       Exhibit M


                            MASTER DISTRIBUTION PLAN


     WHEREAS, ESC Strategic Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and is authorized to issue shares of common stock in separate series with each such series representing interests in a separate portfolio of securities and other assets (a "portfolio"), and is further authorized to issue one or more classes of shares of each series ("Classes"); and

     WHEREAS, the Company intends to engage Equitable Securities Corporation (the "Adviser") to render investment management services with respect to such separate investment portfolios (the "Funds") as the Directors shall establish and designate from time to time; and

     WHEREAS, the Company intends to employ Furman Selz Incorporated (the "Administrator") to render certain administrative services necessary for the operation of the Company and to employ Equitable Securities Corporation (the "Distributor") to distribute securities of the Funds; and

     WHEREAS, the Board of Directors of the Company has determined to adopt this Distribution Plan (the "Plan") and has determined that there is a reasonable likelihood that the Plan will benefit the Company and its shareholders.

     NOW THEREFORE, the Company hereby adopts the Plan on the following terms and conditions:

     1. The Plan shall pertain to such Funds and Classes as shall be designated from time to time by the Directors of the Company in any Supplement to the Plan ("Supplement").

     2. The Company will pay distribution expenses directly or will reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company. Such distribution costs and expenses would include (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising, (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses, (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily net asset value of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees, (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors, and (v) such other similar services as an executive officer of the Company determines to be reasonably calculated to result in the sale of shares of the Company.
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     The Distributor will be reimbursed for such costs, expenses or payments on a monthly basis, subject to an annual limit of the average daily net assets of a Fund, or of each Class, as applicable, as shall be set forth in any Supplement to the Plan with respect to a Fund or Class, and to such further limits as may be applicable under rules of the National Association of Securities Dealers. Payments made of or charged against the assets of the Fund or Class, as applicable, must be in reimbursement for distribution services rendered for or on behalf of the Fund or Class. The Distributor also may receive and retain brokerage commissions with respect to portfolio transactions for the Fund to the extent not prohibited by the Fund's Prospectus or Statement of Additional Information.

     3. The Company shall pay all costs and expenses in connection with printing and distribution of the Company's prospectuses and the implementation and operation of the Plan provided that expenses attributable to a Fund shall be paid by that Fund and expenses attributable to a Class shall be paid by that Class.

     4. The Plan shall not take effect with respect to a Fund or Class until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of that Fund or Class. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to a Fund or Class if a majority of the outstanding voting securities of each Fund or Class, as applicable, votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Company (with respect to a Fund or Class) or the Fund (with respect to a Class). The Plan shall take effect with respect to any other Fund or Class established in the Company provided the Plan is approved with respect to such Fund or Class as set forth in this paragraph and provided the Directors have executed a Supplement as set forth in paragraph 1.

     5. The Plan shall not take effect with respect to a Fund or Class until it has been approved, together with any related Agreements and Supplements, by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.


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     6. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

     7. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement shall provide to the Company's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     8. Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated with respect to a Fund or Class at any time, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding voting securities of a Fund or Class, as applicable, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     9. The Plan may be terminated at any time, without payment of any penalty, with respect to each Fund or Class by vote of a majority of the Plan Directors or by vote of a majority of the outstanding voting securities of that Fund or Class, as applicable. With respect to any Fund or Class as to which the Plan is not terminated, the Plan will continue in effect subject to the provisions hereof.

     10. The Plan may be amended at any time by the Board of Directors provided that: (a) any amendment to increase materially the costs which a Fund or Class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund or Class, as applicable, and upon compliance with conditions of applicable exemptive orders issued by, or rules of, the Securities and Exchange Commission; and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof.

     11. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.


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     12. The Company shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of the Plan, the agreements or such report, as the case may be, the first two years of which shall be in an easily accessible place.








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                           ESC STRATEGIC FUNDS, INC.
                              AMENDED AND RESTATED
                          DISTRIBUTION PLAN SUPPLEMENT

                               FEBRUARY 10, 1998



WHEREAS, ESC Strategic Funds, Inc. ("Company") is an open-end investment company registered under the Investment Company Act of 1940, is organized as a Maryland corporation and consists of one or more separate investment portfolios, as may be established and designated by the Company's Board of Directors from time to time;

WHEREAS, a separate series of common stock of the Company is offered to investors with respect to each investment portfolio and each investment portfolio offers one or more classes of shares;

WHEREAS, the Board of Directors approved a Master Distribution Plan ("Plan") for the Company on April 4, 1994, which Plan provides that it shall pertain to such investment portfolios and classes of shares as shall be designated by the Board of Directors from time to time in any Supplement to the Plan;

WHEREAS, the Board of Directors approved Supplements for each of the Company's investment portfolios and their classes of shares on the following dates: ESC Strategic Appreciation Fund, ESC Strategic Global Equity Fund, ESC Strategic Small Cap Fund and ESC Strategic Income Fund -- April 4, 1994; ESC Strategic Growth Fund -- October 23, 1996; and ESC Strategic Value Fund -- January 14, 1997 (the foregoing investment portfolios being hereinafter referred to, as "Funds");

WHEREAS, the Board of Directors has determined to employ BISYS Fund Services Limited Partnership d/b/a/ BISYS Fund Services ("Distributor") to distribute shares of the Funds; and

WHEREAS, the Board of Directors has determined that it is desirable to amend and restate the separate Supplements that have been adopted by them to apply the Plan to the Funds and their classes of shares into a single Amended and Restated Supplement with no substantive change in the terms of the Plan applicable to any such Fund or class of shares;

NOW THEREFORE, the Board of Directors hereby amend and restate such separate Supplements into a single Supplement as follows:

1. Pursuant to paragraph 1 of the Plan, the terms and conditions of which are incorporated herein by reference, the Plan is applicable to each of the Funds and their classes upon the terms contained in the following paragraph.


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2.   As provided in paragraph 2 of the Plan, reimbursements by each of the Funds shall be subject to the following annual limits with respect to its Class A Shares and Class D Shares:

     Class A Shares -- 0.25% of the average daily net assets attributable to Class A Shares; provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

     Class D Shares -- 0.75% of the average daily net assets attributable to Class D Shares; provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.




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